EXHIBIT 1
CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"


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                     ***CONFIDENTIAL TREATMENT REQUESTED***

      Note: Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange
                            Act of 1934, as amended.
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                            OPTION PURCHASE AGREEMENT

          OPTION PURCHASE AGREEMENT (this "Agreement") made as of this 14th day of April, 2010 between Malibu Capital Partners, LLC, a California limited liability company ("Buyer"), and each seller that executes a signature page hereof (each severally a "Seller").

          WHEREAS, Navios Maritime Acquisition Corporation (the "Company"), a Republic of Marshall Islands corporation, was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business in the marine transportation and logistics industries ("Business Combination"); and

          WHEREAS, the Company consummated an initial public offering in July 2008 in connection with which it raised gross proceeds of approximately $253 million, a significant portion of which was placed in a trust account pending the consummation of a Business Combination on or prior to July 1, 2010; and

          WHEREAS, pursuant to certain provisions in the Company's Articles of Incorporation, as amended (collectively, the "Articles of Incorporation"), a holder of common shares, par value $.0001 per share (the "Common Stock"), of the Company issued in the Company's initial public offering may, if it votes against the Business Combination, demand that the Company convert such Common Stock into cash ("Conversion Rights"); and

          WHEREAS, the Business Combination will not be consummated if the holders of 40% or more of such Common Stock vote against the Business Combination and request Conversion Rights; and

          WHEREAS, Buyer has requested each Seller, and each Seller has agreed, to enter into this Agreement with respect to the number of shares of Common Stock set forth on such Seller's signature page hereof (such Seller's "Shares").

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. OPTION. Each Seller hereby sells to Buyer and Buyer hereby purchases from each Seller, concurrently with the execution of this Agreement, at a price per Share indicated on such Seller's signature page hereto (the "Cash Option Price"), an option (each, a "Purchase Option") to purchase all (but not less than all) of the Shares of such Seller at any time prior to the termination of this Agreement. Immediately prior to the execution of this Agreement by each Seller, Buyer has remitted to Sadis & Goldberg LLP (the "Escrow Agent") the Cash Option Price for such Seller. Upon execution of this Agreement each Seller, the Escrow Agent shall pay to the order of each Seller, by wire transfer of immediately available funds pursuant to the instructions set forth on such Seller's signature page hereto, the Cash Option Price attributable to such Seller. Each Seller shall have confirmed that none of such Seller's Shares are being lent by such Seller, an affiliate of such Seller (as such term is defined in Rule 501(b) of the Securities Act of 1933, as amended) or such Seller's broker, to any third party immediately prior to the execution of this Agreement.

     2. PURCHASE. If the Buyer exercises the Purchase Option with respect to any Seller in accordance with Section 4, then at the related Closing (as defined hereinafter), such Seller shall sell to Buyer and Buyer shall purchase from such Seller, such Seller's Shares at a price per share (the "Purchase Price") equal to that certain pro rata portion of the Company's trust account per share (the "Per Share Trust Amount") due its public stockholders as set forth in the Company's final definitive proxy statement filed with the U.S. Securities and Exchange Commission (the "SEC") in connection with the Business Combination.

     3.   AGREEMENT TO VOTE AND CONVERT PRIOR TO EXERCISE OF THE PURCHASE
          OPTION.

          (a) VOTE AGAINST: CONVERSION. In further consideration of the Cash Option Price and unless withdrawn and revoked pursuant to the terms of this Agreement, each Seller hereby agrees that within 1 business day after execution of this Agreement, such Seller will send an electronic and written instruction through its prime broker holding its Shares requesting the prime broker to: (i) exercise its Conversion Rights, (ii) vote its Shares against the Business Combination, and (iii) vote its Shares against any amendment to the Articles of Incorporation, each in the manner set forth in the Company's respective proxy statement(s) filed with the SEC, as applicable and in a timely manner; PROVIDED, that in all applicable cases, Seller shall take such other actions in connection therewith as may be reasonably requested by Buyer.

          (b) PRIOR VOTES. If any Seller has already voted in connection with any such Business Combination or amendment to the Articles of Incorporation, such Seller shall either (i) send an electronic and written instruction through its prime broker holding its Shares requesting the prime broker to withdraw and revoke Seller's vote in favor of such Business Combination or amendment to the Articles of Incorporation with respect to

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CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

its Shares or (ii) continue to vote its Shares against any Business Combination or amendment to the Articles of Incorporation; PROVIDED, that in all applicable cases, such Seller shall exercise, or continue to exercise, its Conversion Rights in accordance with the proxy statement(s) and take such other actions in connection therewith as may be reasonably requested by Buyer.

          (c)  APPOINTMENT OF PROXY.

               (i) Subject to the limitations of Section 3(c)(ii), each Seller hereby appoints Kenneth J. Abdalla as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of its Shares in accordance with the terms of this Agreement in a manner consistent with Section
5. The proxy and power of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive the death, disability, incompetency, bankruptcy, insolvency or dissolution of such Seller. Furthermore, each Seller will, from time to time as reasonably requested by Buyer, execute and deliver such further instruments, ancillary agreements or other documents or take such other actions as may be necessary or advisable to give effect to, confirm, evidence or effectuate the purposes of the proxy granted by this
Section 3(c). Upon the termination of this Agreement in accordance with Section 10, this Section 3(c) shall be of no further force and effect.

               (ii) This Section 3(c) shall become effective with respect to a Seller only if: (i) such Seller fails to vote its Shares in accordance with this Agreement, and/or (ii) Buyer notifies such Seller of Buyer's intent to exercise the Purchase Option with respect to such Seller in accordance with Section 4 and payment of the Purchase Price relating thereto has been made to the Escrow Agent (as defined in Section 5).

          (d) EVIDENCE OF VOTE. Each Seller shall provide further evidence of both (i) its vote against any Business Combination or amendments to the Articles of Incorporation, and (ii) its exercise of Conversion Rights, within one (1) business day of any reasonable request by Buyer for such evidence.

     4. EXERCISE OF PURCHASE OPTION. Buyer shall exercise a Purchase Option by delivering to the applicable Seller written notice, by electronic mail, facsimile or otherwise, at the address set forth in Section 20, such that it is received by such Seller (i) at least two business days prior to the Meeting (as defined in Section 5 below) or any stockholder vote taken by written consent or
(ii) at least one business day prior to the date set by such Seller's prime broker as the date it must receive votes with respect to the Meeting or any stockholder vote taken by written consent (the later of (i) or (ii), the "Minimum Exercise Time"), containing (A) an acknowledgement of Buyer's intent to exercise such Purchase Option and (B) whether such Seller should vote its Shares in favor of, against or abstain from voting upon, each proposal to be presented at the Meeting or upon any such action by written consent. The exercisability of each Purchase Option shall terminate in accordance with Section 10 hereof.

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CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

     5. AGREEMENT TO VOTE UPON EXERCISE OF THE PURCHASE OPTION. Upon the exercise of a Purchase Option and receipt by the mutually agreed upon escrow agent (the "Escrow Agent") of: (i) the Purchase Price relating thereto and (ii) a letter in substantially the form of EXHIBIT B hereto, the applicable Seller shall (unless otherwise directed by Buyer) send an electronic and written instruction through its prime broker holding its Shares requesting the prime broker to: (1) withdraw and revoke its exercise of Conversion Rights and (2) vote in favor of, or abstain from voting upon, the Business Combination and the other proposals set forth in the Proxy Statement and/or any amendment to the Articles of Incorporation and take such other actions in connection therewith as may be reasonably requested by Buyer. Until such time its Shares have settled in the account specified by Buyer, such Seller shall promptly execute all necessary documents and take all actions as, in each case, are reasonably requested by Buyer in furtherance of such required action and revocation, with respect to the proposals to be submitted (i) by written consent of the stockholders of Company, or (ii) at the special (or annual) meeting, or adjournment thereof, each as called for by the Company or the consenting stockholders to vote upon (A) the Business Combination or (B) any amendment to the Articles of Incorporation (the "Meeting"). If (i) Buyer exercises a Purchase Option prior to the expiration of the Minimum Exercise Time and the Escrow Agent has confirmed receipt of the Purchase Price as aforesaid but the applicable Seller does not revoke its exercise of Conversion Rights and vote in favor of (or abstain from voting upon) the Business Combination pursuant to this Section 5 as a result of circumstances beyond the reasonable control of such Seller, then Buyer's sole remedy shall be the return of the Cash Option Price and the Purchase Price received by such Seller from the Escrow Agent or Buyer (if any) for such subject Shares within one (1) business day of the Meeting and such Seller shall not be obliged to deliver such subject Shares to Buyer pursuant to Section 6; PROVIDED, that if such subject Shares have been transferred to the Buyer or the Escrow Agent, the Buyer shall procure that they are promptly (and in any event within one (1) business day) transferred back to the applicable Seller or (ii) if Buyer desires to exercises a Purchase Option after the expiration of the Minimum Exercise Time, then the applicable Seller shall use reasonable efforts to comply with this Section 5; PROVIDED, that such Seller shall have no liability whatsoever in connection therewith and should such Seller be unable to comply with this
Section 5, such Seller shall not be obliged to deliver any non-complying Shares to Buyer pursuant to Section 6.

     6.   CLOSING MATTERS.

          (a) CLOSING. If Buyer exercises a Purchase Option, the closing of the purchase and sale of the applicable Shares (each, a "Closing") will occur simultaneously with the delivery of such Shares pursuant to Section 6(b).

          (b) CLOSING PROCEDURES. As soon as reasonably practicable and in any event within one (1) business day after the exercise of the applicable Purchase Option and the Escrow Agent's confirmation of receipt of the Purchase Price relating thereto and a letter substantially in the form of EXHIBIT B, the applicable Seller shall deliver its Shares

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CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

to Buyer electronically to an account specified by Buyer. Upon the settlement of such Shares, the Escrow Agent shall pay to the order of the applicable Seller the Purchase Price relating thereto by wire transfer of immediately available funds to an account specified by such Seller in accordance with EXHIBIT B. It shall be a condition to the obligation of Buyer on the one hand and the applicable Seller on the other hand, to consummate the transfer of Shares contemplated hereunder that the other party's representations and warranties are true and correct as of the applicable Closing with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

     7. REPRESENTATIONS AND WARRANTIES OF EACH SELLER. Each Seller hereby represents and warrants, as to itself only and not as to any other Seller, to Buyer on the date hereof and on the Closing that:

          (a) SOPHISTICATED SELLER. Such Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of its Purchase Option and Shares (if applicable) to Buyer.

          (b) INDEPENDENT INVESTIGATION. Such Seller, in making the decision to sell its Purchase Option and Shares (if applicable) to Buyer, has not relied upon any oral or written representations or assurances from Buyer or any of its officers, directors or employees or any other representatives or agents of Buyer. Such Seller has had access to all of the filings made by the Company with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), in each case to the extent available publicly via the SEC's Electronic Data Gathering, Analysis and Retrieval system.

          (c) AUTHORITY. This Agreement has been validly authorized, executed and delivered by such Seller and, assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally. The execution, delivery and performance of this Agreement by such Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which such Seller is a party which would prevent such Seller from performing its obligations hereunder; or (ii) to such Seller's knowledge, any law, statute, rule or regulation to which such Seller is subject.

          (d) NO LEGAL ADVICE FROM BUYER. Such Seller acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with such Seller's own legal counsel and investment and tax advisors. Such Seller is not relying on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

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CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

          (e) OWNERSHIP OF SHARES; NO PROXY. Such Seller is the legal and beneficial owner of its Shares, has held its Shares for at least sixty (60) days and will transfer to Buyer at the Closing good and marketable title to its Shares free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever. Such Seller beneficially owns all of its Shares as of the date of this Agreement and has the sole right to exercise Conversion Rights and vote its Shares, whether at the Meeting or upon action by written consent, with respect to all of its Shares. Except as provided by this Agreement, such Seller has not, directly or indirectly, granted any proxies or entered into any voting trust or other agreement or arrangement with respect to the voting, regardless of whether such vote would occur at the Meeting or upon action by written consent, of any of its Shares.

          (f) CASH ACCOUNT. If its Shares are not currently held in an account which prohibits rehypothecation by such Seller's prime broker, such Seller will transfer its Shares into such an account as soon as practicable following the execution of this Agreement; PROVIDED, that in no event shall such transfer occur more than two (2) business days from the execution of this Agreement.

          (g) NON-TRANSFER OF SHARES; NUMBER OF SHARES. Except for a transfer of such Seller's Shares pursuant to Section 7(g)(i) - (iv), such Seller's Shares which are subject to the Purchase Option shall not be transferred, sold, assigned or borrowed in any manner, whether by merger, consolidation or otherwise by the operation of law, following the execution of this Agreement. Such Seller may transfer its Shares under the following circumstances: (i) in accordance with Section 7(f), (ii) to the Buyer or its assigns in connection with the exercise of the Purchase Option with respect to such Shares, (iii) to the Company (via its transfer agent or otherwise) in connection with such Seller's perfection of its demand for Conversion Rights or (iv) to any account that is under common control and management with such Seller.

          (h) SELLER TAXES. Such Seller understands that such Seller (and not the Buyer) shall be responsible for any and all tax liabilities of such Seller that may arise as a result of the transactions contemplated by this Agreement.

     8. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents to each Seller that:

          (a) SOPHISTICATED BUYER. Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of Purchase Options and Shares (if applicable) from each Seller.

          (b)  INDEPENDENT INVESTIGATION. Buyer, in making the decision to
(i) pay the Cash Option Price, (ii) exercise any Purchase Option and (iii) purchase any Shares, has not relied upon any oral or written representations or assurances from any Seller or any of its officers, directors, partners or employees or any other representatives or agents of any Seller, other than the representations and warranties set forth in this Agreement. Buyer has had access to all of the filings made by the Company with the SEC, pursuant to

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CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"


the Exchange Act and the Securities Act in each case to the extent available publicly via the SEC's Electronic Data Gathering, Analysis and Retrieval system.

          (c) AUTHORITY. This Agreement has been validly authorized, executed and delivered by Buyer and assuming the due authorization, execution and delivery thereof by each Seller, is a valid and binding agreement enforceable in accordance with its terms between the Buyer and each executing Seller, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) to Buyer's knowledge, any law, statute, rule or regulation to which Buyer is subject.

          (d) NO LEGAL ADVICE FROM ANY SELLER. Buyer acknowledges that is has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Buyer's own legal counsel and investment and tax advisors. Buyer is relying solely on such counsel and advisors and not on any statements or representations of any Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

     9.   COVENANTS.

          (a)  SELLER. Each Seller hereby represents, covenants and agrees
(i) such Seller has owned its Shares for at least sixty (60) days, (ii) such Seller will, within 1 business day of execution of this Agreement, provide instructions to its prime broker substantially in the form of EXHIBIT A, which shall not allow its Shares to be borrowed by, or lent to, any other person or entity whatsoever, (iii) that except pursuant to the terms of this Agreement, such Seller shall not, directly or indirectly, (A) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of its Shares, regardless of whether such vote would occur at the Meeting or upon action by written consent, (B) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of, any of its Shares during the term of this Agreement, or (C) seek or solicit any such assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding with respect to its Shares, (iv) such Seller shall comply, as reasonably determined by such Seller and/or its counsel, with all of its filing obligations, if any, under the Securities Act and the Exchange Act with respect to the Purchase Option relating to such Seller, the exercise of such Purchase Option, or any other transactions contemplated by this Agreement; PROVIDED, that such Seller shall, where legally permitted and practicably possible, allow counsel to Buyer one (1) day to review any submissions to the SEC (if such Filing contains information with respect to the Buyer other than what is disclosed in this Agreement) and shall incorporate reasonable comments that pertain to information regarding Buyer, (v) such Seller shall not share this Agreement or disclose any provisions of this Agreement with any other person; PROVIDED, that such Seller may

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CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

disclose this Agreement to (x) its group companies and its and their respective employees and (y) its counsel and other advisors, each of whom such Seller shall direct to keep this Agreement confidential and (z) where required by any law, rule or regulation (including the rules of a professional body) binding on such Seller and (vi) upon being contacted by the Company or any of its affiliates, including, but not limited to the Company's investment bankers, attorneys or other representatives, such Seller may disclose to the Company that such Seller no longer controls the vote with respect to its Shares as a result of such Seller entering into an option agreement with respect to its Shares.

          (b) BUYER. Buyer hereby covenants and agrees that (i) Buyer shall comply, as reasonably determined by Buyer and/or its counsel, with all filing obligations, if any, under the Securities Act and the Exchange Act with respect to each Purchase Option, exercise of each Purchase Option, any subsequent ownership of the Shares, or any other transactions contemplated by this Agreement and (ii) Buyer shall be responsible for all costs and expenses of the Escrow Agent.

     10. TERMINATION. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no further force and effect with respect to each Seller (other than those with respect to which Buyer had previously exercised the Purchase Option), upon the earlier to occur of: (i) the day on which the Company liquidates its trust account or (ii) the unilateral decision of the Buyer to terminate this Agreement communicated to such Seller in writing. Upon any termination pursuant to this Section 10, each such Seller shall retain the entirety of its Cash Option Price.

     11. LIQUIDATED DAMAGES. If a Seller breaches Sections 3, 7(e), 7(g) or 9(a)(iii)(A) or 9(a)(iii)(B) of this Agreement, Buyer will be entitled to a payment of ***, with such payment to be paid to the Buyer by such Seller within one (1) business day after such breach. Such payment shall be liquidated damages to compensate the Buyer for the damages it shall have sustained as a result of such breach, which the parties acknowledge are not capable of being definitively determined and not as a penalty. Nothing contained in this Section 11 shall serve to limit Buyer's right to seek specific performance and other relief under
Section 15 of this Agreement.

     12. 13D FILING. Each of Buyer and each Seller acknowledges and understands that by virtue of the applicable Purchase Option, or the exercise of such Purchase Option, Buyer and/or such Seller may be required to file a Schedule 13D or Schedule 13D/A with the SEC (each, a "Filing") and hereby consents to any such Filing reasonably required in the opinion of Buyer, such Seller and/or their respective counsels. Each of Buyer and each Seller further acknowledges and understands that Buyer and/or such Seller may be required, pursuant to the Exchange Act, to divulge certain information of Buyer and/or such Seller, including, but not limited to, its name, principals, Share position, Cash Option Price and Purchase Price, and may be required to file this Agreement as an exhibit to any such Filing. Each of Buyer and each Seller further covenants and agrees that it shall allow the other party or its counsel one (1) business day to review the Filing (if such Filing contains information with respect to the Buyer or such Seller (as applicable) other

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CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

than what is disclosed in this Agreement) and shall incorporate reasonable comments that pertain to information regarding such party.

     13. COUNTERPARTS: FACSIMILE. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile or electronic transmission, and any such executed facsimile or electronic transmission copy shall be treated as an original.

     14. GOVERNING LAW. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall, to the fullest extent applicable, be brought and enforced in the courts of the State of New York and of the United States of America located in the State of New York and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

     15. REMEDIES. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement. Accordingly, each Seller hereby agrees Buyer is entitled to an injunction prohibiting any conduct by such Seller in violation of this Agreement and shall not seek the posting of any bond in connection with such request for an injunction. Furthermore, in any action to enforce this Agreement, the parties each waive their right to assert set-off as a defense. The non-prevailing party agrees to pay all costs and expenses, including reasonable attorneys' and experts' fees incurred by the prevailing party in connection with the enforcement of this Agreement in such amount as may be determined by the court of competent jurisdiction hearing such dispute.

     16. SEVERABILITY. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     17. BINDING EFFECT; ASSIGNMENT AND TRANSFER. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned or transferred by any Seller. Buyer may assign, transfer or sell any of its rights under this

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CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

Agreement with respect to any Seller at any time prior to the exercise of the Purchase Option with respect to such Seller (collectively, a "Transfer"). All rights and obligations of the Buyer with respect to such Seller shall terminate upon any such Transfer and all such rights and obligations shall be assumed by the transferee.

     18. HEADINGS. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

     19. ENTIRE AGREEMENT; CHANGES IN WRITING. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations and warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by all parties hereto.

     20. NOTICE. All notices, statements or other documents which are required or contemplated by this Agreement shall be in writing and delivered personally or sent by first class registered or certified mail, electronic mail, overnight courier service or facsimile transmission to the address or fax number most recently provided to such person or such other address or fax number as may be designated in writing by such person. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally or if sent by electronic mail or facsimile transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

     Address for Notices to Buyer:

          Malibu Capital Partners, LLC
          15332 Antioch Street #528
          Pacific Palisades, CA 90272

          With a copy to:

          Sadis & Goldberg LLP
          551 Fifth Avenue, 21st Floor
          New York, New York 10176
          Attn: Paul D. Fasciano, Esq.
          pfasciano@sglawyers.com
          P: (212) 573-8025
          F: (212) 573-8026

     Address for Notices to Seller:

          As set forth on such Seller's signature page hereto.


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CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

     21. TAX REFUND. Each Seller shall be entitled to its pro rata share of any tax refund owed to and received by the Company in the event of a liquidation of the Company.

     22. SEVERAL OBLIGATIONS OF SELLERS. Notwithstanding that Buyer, by virtue of its execution of this Agreement, has incurred obligations under this Agreement to, and has become entitled to rights under this Agreement from, each of the Sellers, the rights and obligations of each Seller hereunder to Buyer shall be several and not joint. For the avoidance of doubt, (i) no Seller shall have any obligation or liability hereunder with respect to any action, omission or breach by, or any other matter relating to, any other Seller hereunder; and
(ii) the rights of each Seller hereunder shall not be dependent upon, affected by or in any way limited by any action, omission or breach by, or any other matter relating to, any other Seller hereunder.

                            [SIGNATURE PAGES FOLLOW]

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"


          IN WITNESS WHEREOF, the undersigned have executed this Option Purchase Agreement as of the date set forth on the first page of this Agreement.

                                             MALIBU CAPITAL PARTNERS, LLC


                                             By:  /s/ Kenneth J. Abdalla
                                                  --------------------------
                                             Name:  Kenneth J. Abdalla
                                             Title: Managing Member


     [SIGNATURES OF EACH SELLER ARE SET FORTH ON SEPARATE SIGNATURE PAGES.]

































                   [Navios Maritime Acquisition Corporation]

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"

          IN WITNESS WHEREOF, the undersigned have executed this Option Purchase Agreement as of the date set forth on the first page of this Agreement.

                                             ARROWGRASS MASTER FUND LTD.


                                             By:  /s/ Sean Flynn
                                                  --------------------------
                                             Name: Sean Flynn
                                             Title:  Director

Cash Option Price (per Share):      ***
Purchase Price (per Share)*:
Number of Shares:                   3,130,864
Aggregate Option Price:             ***
Aggregate Purchase Price*:

* Only to be completed in accordance with Section 2 in the event the Purchase Option is exercised

                                WIRE INSTRUCTIONS

***

                               NOTICES INFORMATION

Arrowgrass Master Fund Ltd.
PO Box 242, 45 Market Street
Gardenia Court, Camana Bay
Grand Cayman KY1-1104
Cayman Islands

With a copy to:

Arrowgrass Capital Partners LLP
Level 39, Tower 42
25 Old Broad Street
London EC2N 1HQ
United Kingdom
Attn: Legal

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"



                                    EXHIBIT A

                             [LETTERHEAD OF SELLER]



[INSERT BROKER NAME]
[INSERT BROKER ADDRESS]
[INSERT ATTN: DETAILS]


                  RE: Account No. [INSERT ACCOUNT NUMBER]

Gentlemen:

     [NAME OF SELLER] ("we" or the "Company") are writing in regards to the above referenced account number (the "Account") held by [INSERT NAME OF BROKER] ("you"). With respect to [NUMBER] shares of the common stock of Navios Maritime Acquisition Corporation (the "Shares") held in our Account, we hereby request that you do not, in any manner whatsoever, lend, or allow to be borrowed, for any period of time whatsoever, the Shares.

                                             Very truly yours,

                                             [SELLER]


                                             By:
                                                ----------------------------
                                             Name:
                                             Title:

Agreed to and accepted:

[BROKER]


By:
   -------------------------------
Name:
Title:

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"


                                    EXHIBIT B

                              [LETTERHEAD OF BUYER]



[INSERT ESCROW AGENT NAME]
[INSERT ESCROW AGENT ADDRESS]
[INSERT ATTN: DETAILS]


                  RE: Account No. [INSERT ACCOUNT NUMBER]

Gentlemen:

     [NAME OF BUYER] ("we" or the "Company") are writing in regards to the above referenced account number held by [INSERT NAME OF ESCROW AGENT] ("you"). Pursuant to the terms of an Option Purchase Agreement between the Company and among others, [INSERT SELLER], the Company has exercised its option to purchase [INSERT NUMBER] shares (the "Shares") of the common stock of Navios Maritime Acquisition Corporation. In consideration for the electronic transfer of the Shares, [using the Depository Trust Company's DWAC (Deposit/Withdrawal at Custodian) System], to the Company's specified account, you are hereby irrevocably instructed to wire [AMOUNT] to [SELLER], in accordance with the wiring instructions provided below.

     [INSERT WIRE INSTRUCTIONS]

     The address for [SELLER] is [ADDRESS]. The contact person for [SELLER] is [PERSON]. He can be reached at [NUMBER].

     Kindly acknowledge where indicated below:
          (a) that you hold [Amount] on behalf of the Company, which amount is available to be transferred to [Seller] pursuant to this letter; and
          (b)  your receipt and understanding of these instructions

and return a copy to Sadis & Goldberg LLP, Attn: Paul D. Fasciano, Esq., facsimile number 212-573-8026 and _______, facsimile number _______.

     A facsimile signed and electronically delivered copy of this letter shall be deemed an original.

                                             Very truly yours,

                                             [BUYER]

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "***"


                                             By:
                                                ----------------------------
                                             Name:
                                             Title:

Acknowledged and Agreed:

[ESCROW AGENT]


By:
     -------------------------------
Name:
Title:


[SELLER]


By:
     -------------------------------
Name:
Title:























                                      B-2